Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Numbers: 333-137691 and 333-104778,  on Form F-3 and in Registration Statement Number: 333-108304 on Form F-4 of our reports dated March 24, 2009, relating to (1) the 2008 financial statements and the retrospective adjustments to the 2007 and 2006 financial statements of ABN AMRO Holding N.V., The Netherlands and subsidiaries, which report expresses an unqualified opinion, and (2) the effectiveness of ABN AMRO Holding N.V.’s internal control over financial reporting as at 31 December 2008, appearing in this Annual Report on Form 20-F of ABN AMRO Holding N.V. for the year ended 31 December 2008.

Amsterdam, The Netherlands
March 27, 2009

/s/ Deloitte Accountants B.V.